PROSPECTUS Dated	Pricing Supplement No. 11
December 19, 2008	April 5, 2010

Rule 424 (b)(3)
Registration Statement
No. 333-156360
U.S. $10,000,000,000
FORD MOTOR CREDIT COMPANY LLC
FLOATING RATE DEMAND NOTES

Interest Rate Per Annum

Period	Tier One Notes	Tier Two Notes	Tier Three Notes
Beginning	Under $15,000	$15,000-$50,000	Over $50,000
04/05/2010	1.65%	1.80%	1.95%